Exhibit 10.15(a)

AMENDMENT TO THE PAUL S. JABER
CHANGE IN CONTROL PROTECTIVE AGREEMENT

WHEREAS, Paul S. Jaber (the “Executive”) entered into a change in control protective agreement with First South Bank (the “Bank”) and First South Bancorp, Inc. (the “Company”) effective July 8, 2002 (the “Agreement”); and

WHEREAS, the parties to the Agreement desire to amend the Agreement to conform with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance issued with respect to 409A of the Code; and

WHEREAS, Section 9 of the Agreement provides that the Agreement may be amended or modified at any time by means of a written instrument signed by the parties.

NOW, THEREFORE, the Bank, the Company and the Executive agree to amend the Agreement effective December 18, 2008 as follows:

FIRST CHANGE

Section 4 of the Agreement shall be deleted in its entirety and reserved for future use.

SECOND CHANGE

Section 2 of the Agreement shall be amended by adding the following paragraph:

“In the event the Employee elects to terminate his employment for Good Reason, he must notify the Bank or the Company within ninety (90) days after the initial existence of an event that qualifies as Good Reason and the Bank or the Company must be given an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by the Employee.”

THIRD CHANGE

The following new Section 13 shall be added to the Agreement:

“13.        SECTION 409A OF THE CODE.

(a)           This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Employee under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with subparagraph (b) of this Agreement below. In no event shall Employee, directly or indirectly, designate the calendar year of payment.

(b)           If when separation from service occurs Employee is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 3 of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), the Bank or the Company will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 3 of this Agreement to Employee in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which Employee separates from service.

(c)           References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.”

IN WITNESS WHEREOF, the Bank has caused this Amendment to be executed by its duly authorized officer, and Executive has signed this Amendment, on the 18th day of December, 2008

ATTEST:	FIRST SOUTH BANK
/s/ William L. Wall	/s/ Frederick N. Holscher
Chairman of the Board

ATTEST:	FIRST SOUTH BANCORP, INC.
/s/ William L. Wall	/s/ Frederick N. Holscher
Chairman of the Board

WITNESS:	EXECUTIVE
/s/ William L. Wall	/s/ Paul S. Jaber
Paul S. Jaber